Exhibit 2.3

CONSULANT AGREEMENT

THIS CONSULTANT AGREEMENT entered into as of this 4th day of October, 2013, between KONARED CORPORATION., a NEVADA corporation, located at P.O. Box 701, Kalaheo HI 96741 (the "Company"), and BIOPONIC PHYTOCEUTICAL S, INC. located at P.O.Box 448, Puunene, HI 96784 (the "Consultant").

WHEREAS, the Company desires to engage Consultant and to ensure the continued availability to the Company of the Consultant 's services, and the Consultant is willing to accept such engagement and render such services, all upon and subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1.             Term of Engagement.

(a)           Term. The Company hereby engages the Consultant, and the Consultant hereby accepts engagement with the Company, for a period commencing on the date of this Agreement and ending three years from the date hereof (the "Term")

(b)           Continuing Effect. Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect and the provisions of Sections 6(a), 6(b) and 7 shall be binding upon the legal representatives, successors and assigns of the Consultant, except as otherwise provided in this Agreement.

2.            Duties.

(a)           General Duties. The Consultant shall serve as Chief Science Officer and Chief Operating Officer for the Company with customary duties and responsibilities. Such duties and responsibilities shall primarily consist of: performing and supervising the science efforts of the Company, including but not limited to the development and execution of the Company's patents and trademark strategies, all testing and analysis of the Company's product materials, and all Clinical studies and evaluations; advising, performing; supervising and implementing the legal strategies of the Company;

performing and supervising the Investment Relations of the Company; performing and supervising other strategic oversight and corporate planning as may be necessary for the Company; and the Consultant will also perform other services as may be necessary. The Consultant will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Consultant has used his best efforts hereunder, the Company's delegation of authority to other employees and all surrounding circumstances shall be taken into account and the best efforts of the Consultant shall not be judged solely on the Company's earnings or other results of the Consultant 's performance.

(b)           Devotion of Time. The Consultant will devote as much time as is necessary to accomplish the duties and responsibilities detailed in 2(a) for the affairs of the Company. It is understood that the Consultant's time may, at his discretion, be devoted to other business responsibilities. The Consultant shall also be permitted to devote a portion of his time to charitable or similar organizations or pursuits.

3.            Compensation and Expenses.

(a)           Salary. For the services of the Consultant to be rendered under this Agreement, the Company shall pay the Consultant an annual base salary of $120,000 during the Tenn. The annual base salary under this Section 3(a) will be reduced, however, to the extent that the Consultant elects to defer any portion thereof under the terms of any deferred compensation required by the Company. The Company will pay the Consultant his annual salary in equal installments no less frequently than monthly.

(b)           Bonuses.

(i)          The Consultant will receive a bonus upon the signing of this Agreement of one million (1,000,000) five-year warrants to purchase shares of the Company's Common Stock, exercisable at a price of $0.45 per share, if the stock of the Company is trading above the strike point of $1.00 per share, in whole or in part, after one year from the date of this Agreement.

(ii)         The Consultant may receive additional annual bonuses if and when authorized by the Company's Board of Directors.

(c)           Expenses. In addition to any compensation received pursuant to Section 3(a), the Company will reimburse or advance funds to the Consultant for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Consultant properly accounts for such expenses to the Company in accordance with the Company's practices.

Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of expenses.

4.             Benefits.

(a)           Vacation. For each 12-month period during the Tenn, the Consultant will be entitled to fifteen (15) days of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Consultant may select and the affairs of the Company may permit, with no more than two consecutive weeks at a time.

5.             Termination.

(a)           Termination for Cause. The Company may terminate the Consultant's engagement pursuant to the terms of this Agreement at any time for cause by giving written notice of termination. Such termination will become effective upon the giving of such notice, except that termination based upon clause (iii) below shall not become effective unless the Consultant shall fail to correct such breach within 45 days of receipt of written notice. At the conclusion of such 45 day period, this alleged breach shall be deemed to have been cured unless written notice to the contrary is given. Upon any such termination for cause, the Consultant shall have no right to compensation, bonus or reimbursement under Section 3. "Cause" shall mean: (i) the Consultant is convicted of a felony which is related to the Consultant 's engagement or the business of the Company;  (ii) the Consultant, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or gross misconduct, misappropriated Company funds, or otherwise defrauded the Company, in any case, in material harm to the Company; and (iii) the Consultant materially breaches any provision of Section 6 or Section 7.

(b)          Special Termination. In the event that (i) the Consultant, with or without change in title or formal corporate action, shall no longer exercise all of the duties and responsibilitie s and shall no longer possess substantially all the authority set forth in Section 2; or (ii) the Company materially breaches this Agreement or the performance of its duties and obligations hereunder, the Consultant, by written notice to the Company, may elect to deem the Consultant 's engagement hereunder to have been terminated by the Company without cause, in which event the Consultant shall be entitled to the compensation, reimbursement and benefits payable pursuant to Section 3 and 4 herein for one year from the date of such notice. If the remaining term of the Agreement is less than one year, the Consultant shall receive one year's salary at his then current rate. Alternatively, in such event, the Consultant, by written notice to the Company, may elect to refuse all further obligations of the Company under Section 3 and 4 and to release the Company with respect thereto, in which event the Company shall release the Consultant from the provision of Section 6.

(c)           Continuing Effect. Notwithstanding any termination of the Consultant 's engagement as provided in this Section 5, the provisions of Sections 6 and 7 shall remain in full force and effect.

6.             Non-Competition Agreement.

(a)           Competition with the Company. Except as provided for in Sections 2(b) and 6(b) hereof, until termination of his engagement and for a period of 12 months commencing on the date of termination, the Consultant, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, will not compete with the Company or any of its affiliates in the offer, sale or marketing of products or services that are competitive with the products or services offered by the Company, within any metropolitan area in the United States or elsewhere in which the Company is then engaged in the offer and sale of competitive products or services. Additionally, the foregoing shall not prevent Consultant from accepting engagement with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "Prohibited Business") if Consultant 's engagement is totally unrelated to the Prohibited Business.

(b)           Solicitation of Customers. During the periods in which the provisions of Section 6(a) shall be in effect, the Consultant, directly or indirectly, will not seek Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business form any Customer, or any enterprise or business other than the Company. For purposes of this Section 6(b), the term "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer.

(c)           No Payment. The Consultant acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 6.

7.             Nondisclosure of Confidntial Information. The Consultant acknowledges that during his engagement he will learn and will have access to confidential information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of the Company and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or its affiliates (collectively referred to as "Confidential Information"). All records, files, materials and Confidential Information excluding personal items obtained by the Consultant in the course of his engagement with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Consultant will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of the Company, unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Consultant.

8.             Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors or assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Consultant 's obligations hereunder may not be assigned or alienated and any attempt to do so by the Consultant will be void.

9.             Severability.

(a)           The Consultant expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court or legal proceeding that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention of the agreement of the Consultant and the Company that this Agreement shall be construed by the court or tribunal in such a manner as to impose only those restrictions on the Consultant's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If in a legal proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)           If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

10.           Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested to the respective addresses first above written, or to such other address as either of them, by notice to the other, may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

11.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

12.           Attorneys' Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including that in arbitration as provided for in Section 12 of this Agreement, is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fee, costs and expenses.

13.           Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed orinterpreted according to the internal laws of the State of Nevada without regard to choice of law considerations.

14.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof . This Agreement may not be changed, waived, discharged or terminate orally, except by a statement in writing signed by the party or parties against which enforcement of the change, waiver, discharge or termination is sought.

15.           Section and Paragraph Headin gs. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

/s/ Steven M. Schorr
Steven M. Schorr, CSO/COO
KonaRed Corporation

/s/ Shaun Roberts
Shaun Roberts, CEO
KonaRed  Corporation